Exhibit 99.2

Sage Therapeutics Prices Public Offering of Common Stock

CAMBRIDGE, Mass., November 14, 2017 — Sage Therapeutics (Nasdaq: SAGE), a clinical-stage biopharmaceutical company developing novel medicines to treat life-altering central nervous system (CNS) disorders, today announced the pricing of an underwritten public offering of 3,529,411 shares of its common stock at a public offering price of $85.00 per share. The gross proceeds to Sage Therapeutics from the offering, before deducting the underwriting discounts and commissions and other estimated offering expenses, are expected to be approximately $300.0 million. The offering is expected to close on or about November 17, 2017, subject to the satisfaction of customary closing conditions. In addition, Sage has granted the underwriters a 30-day option to purchase up to an additional 529,411 shares of its common stock.

J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Morgan Stanley are acting as joint book-running managers for the offering. Cowen and Company, LLC and Leerink Partners LLC are serving as lead managers. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The shares are being offered by Sage pursuant to an automatically effective shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (SEC). A preliminary prospectus supplement relating to and describing the terms of the offering was filed with the SEC on November 13, 2017. The final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s web site at www.sec.gov.

When available, copies of the final prospectus supplement and the accompanying prospectus relating to these securities may also be obtained by contacting one of the following: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at 866-803-9204; Goldman Sachs & Co. LLC at Prospectus Department, 200 West Street, New York, New York 10282, by telephone at 866-471-2526, by facsimile at 212-902-9316 or by e-mail at prospectusgroup-ny@ny.email.gs.com; or Morgan Stanley & Co. LLC at Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About Sage Therapeutics

Sage Therapeutics is a clinical-stage biopharmaceutical company committed to developing novel medicines to transform the lives of patients with life-altering central nervous system (CNS) disorders. Sage has a portfolio of novel product candidates targeting critical CNS receptor systems, GABA and NMDA. Sage’s lead program, a proprietary IV formulation of brexanolone (SAGE-547), has completed two Phase 3 clinical trials in postpartum depression. Sage is developing its next generation modulators, including SAGE-217 and SAGE-718, in various CNS disorders.

Forward-Looking Statements

Various statements in this release concerning Sage’s future expectations, plans and prospects, including without limitation, Sage’s expectations regarding the timing and completion of its proposed public offering of its common stock, and Sage’s plans with respect to its product candidates and other activities, constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond Sage’s control, which could cause actual results to differ materially from those indicated by these forward-looking statements, including, without limitation: the uncertainties related to market conditions and Sage’s ability to complete the public offering on accepted terms or at all; the risk that Sage may not be able to satisfy the customary closing conditions related to the proposed offering; the potential that Sage’s completed, ongoing and future clinical and non-clinical data may not be sufficient to file for or gain regulatory approval to launch and commercialize its product candidates; the potential that future pre-clinical and clinical results may be negative or may not support further development of Sage’s product candidates or that Sage may not be able to successfully demonstrate the efficacy and safety of its product candidates at each stage of development in a manner sufficient to obtain approval; the risk that actions or decisions of regulatory agencies may affect the initiation, timing and progress of clinical trials; the potential for unexpected adverse events in the conduct of one of Sage’s clinical trials to impact its ability to continue the clinical trial or further development of a product candidate; the risk that Sage may encounter other unexpected hurdles or issues in the development and manufacture of its product candidates that may impact its timing or progress, as well as those risks more fully discussed in the section entitled “Risk Factors” in Sage’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in Sage’s subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Sage’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Sage explicitly disclaims any obligation to update any forward-looking statements.

Investor Contact:	Media Contact:

Sage Therapeutics	Suda Communications LLC
Paul Cox, 617-299-8377	Maureen L. Suda, 585-355-1134
paul.cox@sagerx.com	maureen.suda@sagerx.com